MORGAN JOSEPH

July 25, 2008

Presentation to the Special Committee Regarding

Project Canyon

Table of Contents

Disclaimer

- This presentation (this "Presentation") regarding the company known to us as Canyon ("Canyon" or the "Company") was prepared for the Special Committee of the Board of Directors of Canyon (the "Committee") by Morgan Joseph & Co. Inc. ("Morgan Joseph"). The Committee has engaged Morgan Joseph solely for the purpose of rendering an opinion as to the fairness, from a financial point of view, to the holders of the Company's common stock, of a proposed transaction involving the Company. It is our understanding that the Committee has engaged other advisors, including financial advisors, to advise the Committee with respect to its evaluation of whether to pursue, consider or approve such a transaction.

- In arriving at our opinion, with your express permission and without any independent verification, we have assumed and relied upon the accuracy and completeness of all financial and other information and data publicly available, provided to, or otherwise reviewed by or discussed with us, and upon the assurances of management of Canyon and its affiliates that no information relevant to our opinion has been omitted or remains undisclosed to us. We neither have attempted independently to verify any such information or data nor do we assume any responsibility to do so. We have further assumed that the Company's forecasts and projections provided to and reviewed by us have been reasonably prepared based upon the best current estimates, information and judgment of the Company's management as to the future financial condition, cash flows and results of operations of the Company and its consolidated subsidiaries.

- We have made no independent investigation of and express no view on any legal, accounting or tax matters affecting the Company, and any of its respective affiliates, and we have assumed the accuracy and completeness of all legal, accounting and tax advice provided to the Committee by Canyon's management and the Committee's independent professional advisors, including its financial advisory firm. We have not conducted a physical inspection of any of the properties, assets or facilities of the Company, nor have we made or obtained any independent valuation or appraisal thereof. Although we have taken into account our assessment of general economic, market and financial conditions and our experience in transactions that, in whole or in part, we deem to be relevant for purposes of our analyses herein as well as our experience in the valuation of securities in general, our opinion necessarily is based upon and limited to economic, financial, market, industry, political, regulatory and other U.S. domestic and international events and conditions as they exist and are susceptible to evaluation on the date hereof and we assume no responsibility to update or revise our opinion based upon any events or circumstances occurring or continuing after the date hereof.

- This Presentation is not intended to represent an opinion, but rather to serve as discussion materials for the Committee to review and as a basis upon which Morgan Joseph may render an opinion and is incomplete without reference to, and should be used solely in connection with, the oral briefing provided by Morgan Joseph. This Presentation does not address the underlying business decision by Canyon, the Committee or any of Canyon's affiliates to pursue, consider or approve a transaction involving the Company, and this Presentation does not constitute a recommendation to Canyon, the Committee, Canyon's Board of Directors, or any other person or entity as to any specific action that should be taken (or omitted to be taken) in connection with a transaction involving the Company or as to any strategic or financial alternatives to a proposed transaction or the timing thereof.

- **This Presentation may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent.**

Project Canyon Fairness Opinion Team

Project Canyon Fairness Opinion Team

F. Gordon Pollock, Jr.
Managing Director
615-238-2303
gpollock@morganjoseph.com

Stephen M. Clarke
Director
212-218-3775
sclarke@morganjoseph.com

Dunn Mileham
Vice President
615-238-2313
dmileham@morganjoseph.com

R. Nolan Pittman
Analyst
615-238-2330
npittman@morganjoseph.com

Christopher A. Ivy
Analyst
615-238-2309
civy@morganjoseph.com

1. Introduction

Summary of the Proposed Transaction Terms

- **Transaction Form and Structure**
  - "Going private" transaction led by Buyer Group consisting of Bradley E. Larson (Canyon President and Chief Executive Officer), Kenneth D. Nelson (Canyon Vice President and Chief Administrative Officer) and Insight Equity I LP
  - Buyer Group will acquire all issued and outstanding capital stock of Canyon (or the "Company")
  - Transaction will be structured as a reverse triangular merger of the Company into an acquisition vehicle; the Company will be the surviving entity
- **Consideration**
  - Buyer Group has offered $11.25 per share, for an aggregate equity value of approximately $60 million
  - Consideration is 100% cash to be paid at closing
  - Existing Canyon debt (approximately $17.4 million) will be assumed
- **Timing**
  - Parties have targeted the execution of a definitive merger agreement on or about July 25, 2008
  - Closing of the transaction would occur within approximately 120 to 180 days following execution of a definitive agreement
- **Financing**
  - Funding anticipated through a combination of equity and debt
  - No financing contingency
- **Fiduciary**
  - The Company may actively solicit Acquisition Proposals during a 45-day "go shop" period
  - The Company may terminate the Agreement to accept a Superior Proposal
  - Termination subject to 4.5% termination fee or 2.5% termination fee if termination occurs during go shop period and relates to a Superior Proposal from an Excluded Party
- **Conditions**
  - Successful consummation of the transaction will be subject to maintenance by the Company of certain financial thresholds, as well as various customary conditions for transactions of this nature including, without limitation, Company shareholder approval, expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act, bring down of representations and warranties subject to materiality and Material Adverse Effect thresholds and the absence of a Material Adverse Effect

Due Diligence Process

- In conducting our analyses, we have reviewed and analyzed, among other things, the following:
  - The draft of the merger agreement dated as of July 23, 2008 (the "Merger Agreement"), by and among Phoenix Parent Corp. ("Parent"), Phoenix Merger Sub, Inc. ("Merger Sub") (a wholly-owned subsidiary of Parent) and Canyon (the "Company"), which you have represented to us is, with respect to all material terms and conditions thereof, substantially in the form of the definitive agreement to be executed and delivered by the parties thereto promptly after the receipt of our opinion;
  - The Company's annual report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") with respect to the fiscal year ended December 31, 2007, the Company's quarterly report on Form 10-Q filed with the SEC with respect to the quarter ended March 31, 2008, which the Company's management has identified as being the most current historical financial statements available, and certain other filings made by the Company with the SEC;
  - Certain other publicly available business and financial information concerning Canyon, and the industry in which it operates, which we believe to be relevant to our analyses;
  - Certain internal information and other data relating to Canyon, and its respective business and prospects, including budgets, projections and certain presentations prepared by Canyon, which were provided to us by Canyon's senior management;
  - The reported sales prices and trading activity of Canyon's common stock;
  - Certain publicly available information concerning certain other companies engaged in businesses which we believe to be generally comparable to the Company and the trading markets for certain of such other companies' securities; and
  - The financial terms of certain recent business combinations which we believe to be relevant.

- We also have participated in meetings and conference calls with certain officers and employees of Canyon and its affiliates concerning the business, operations, assets, financial condition and prospects of the Company, and we have undertaken such other studies, analyses and investigations as we deemed appropriate.

Transaction Valuation

Summary Transaction Valuation		
(in thousands, except per share data)		
Purchase Price Per Share	$	11.25
Basic Shares Outstanding per 3/31/2008 Form 10-Q		5,179
Shares from Dilutive Securities [1]		153
Fully-diluted Shares Outstanding		5,332
Aggregate Purchase Price		59,983
Less: Cash and Equivalents [2]		29,007
Plus: Total Debt [2]		17,433
Plus: Minority Interest [2]		12,614
Transaction Enterprise Value	$	61,023
Transaction Enterprise Value Multiples [2]		
2008E Total Revenue		0.3x
2008E EBITDA		5.2x
2008E EBIT		18.4x
Aggregate Purchase Price Multiples		
E.P.S., latest twelve months as of 3/31/08 [2]		13.4x
Book value as of 3/31/08 [2]		1.7x
Share Price Premiums		
Canyon Share Price as of 7/24/2008	$	10.29
Offer Price Premium to Current Share Price		9.3%
30-Day Volume Weighted Average Share Price [3]	$	8.56
Offer Price Premium to Volume Weighted Average Price		31.4%
30-Day Average Share Price	$	9.22
Offer Price Premium to 30 Day Share Price		22.1%
52-Week High Share Price	$	14.58
Offer Price as % of 52 Week High Price		77.2%

[1] Treasury method

[2] Based on Canyon internal financial model provided by management to Morgan Joseph

[3] Bloomberg

Stock Price Performance



8/9/07: Reports Q2 EPS of $0.16
11/7/07: 52-week high closing price of $13.50; Hoak Public Equities files 13D
11/8/07: Reports Q3 EPS of $0.21
12/12/07: Announced $29.3MM in new contracts
12/27/07: Carpe Diem Capital files 13D
4/16/08: Announced new $57.0MM contract
12/21/07: Announced new $67.9MM contract
5/8/08: Reports Q1 EPS of $0.18
3/13/08: Reports Q4 EPS of $0.30
11/20/07: Company forms special committee
8/20/07: Announced $15.6MM in new contracts
11/5/07: Carpe Diem Capital files 13D
10/11/07: Announced new $15.6MM contract
10/23/07: YVM Acquisition Corp. files 13D; Carpe Diem Capital files 13D
3/31/08: 52-week low closing price of $8.21
4/10/08: Carpe Diem Capital files 13D
$15.00
$14.00
$13.00
$12.00
$11.00
$10.00
$9.00
$8.00
$7.00
7/24/2007
8/24/2007
9/24/2007
10/24/2007
11/24/2007
12/24/2007
1/24/2008
2/24/2008
3/24/2008
4/24/2008
5/24/2008
6/24/2008
7/24/2008
300,000
200,000
100,000
-

Source: Capital IQ and publicly available information.

Shares Traded Analysis


1,000
900
800
700
600
500
400
300
200
100
-
Shares Traded (000)
145
691
119
256
903
327
$8.00 - $9.25
$9.26 - $10.50
$10.51 - $11.75
$11.76 - $13.00
$13.01 - $14.25
July 24, 2007 - January 23, 2008
January 24, 2008 - July 24, 2008

Source: CapitalIQ

2. Overview of Canyon

Historical and Projected Financial Performance

Project Canyon

FYE 31-Dec

$ in thousands, except per share data

Income Statement[1]	Actual 2005	Actual 2006	Actual 2007	Projected 2008	Projected 2009	Projected 2010	Projected 2011	Projected 2012
Construction services	$ 116,822	$ 112,303	$ 129,262	$ 159,940	$ 191,200	$ 217,888	$ 240,319	$ 262,047
Construction materials	67,051	82,736	75,514	71,337	76,824	88,579	97,080	105,472
Construction materials testing	-	481	1,142	1,516	-	-	-	-
Total revenue	183,873	195,520	205,918	232,793	268,024	306,467	337,400	367,520
Cost of contract revenues	108,706	102,234	117,925	147,182	179,109	204,810	225,860	246,271
Cost of materials revenues	59,979	73,530	69,359	70,603	72,297	78,282	85,631	92,873
Cost of testing	-	447	1,219	1,301	-	-	-	-
Total cost of sales	168,685	176,211	188,503	219,087	251,406	283,091	311,491	339,144
Gross profit	15,188	19,309	17,415	13,706	16,617	23,376	25,908	28,375
General & administrative expenses	8,667	11,161	11,814	10,381	11,900	13,130	14,324	15,595
Income from operations	6,521	8,148	5,601	3,325	4,717	10,246	11,584	12,781
Other income / (expense)								
Interest income	574	1,010	1,557	823	1,291	1,291	1,562	1,818
Interest expense	(374)	(339)	(240)	(134)	(168)	(168)	(141)	(113)
Other income	341	74	368	148	242	242	267	291
Total other income / (expense)	541	745	1,685	837	1,365	1,365	1,688	1,996
Income before taxes & minority interest in consolidated subsidiary	7,062	8,893	7,286	4,162	6,082	11,610	13,272	14,777
Income tax expense	2,570	3,163	2,565	1,498	2,190	4,180	4,778	5,320
Income before minority interest in consolidated subsidiary	4,492	5,730	4,721	2,664	3,893	7,431	8,494	9,457
Minority interest in consolidated subsidiary	289	1,563	663	(606)	152	1,087	1,241	1,393
Net income	$ 4,203	$ 4,167	$ 4,058	$ 3,270	$ 3,741	$ 6,344	$ 7,253	$ 8,064
Diluted weighted average common shares outstanding	4,151	4,621	5,306	5,350	5,350	5,350	5,350	5,350
Consolidated net income per share	$ 1.01	$ 0.90	$ 0.76	$ 0.61	$ 0.70	$ 1.19	$ 1.36	$ 1.51
EBIT	$ 6,521	$ 8,148	$ 5,601	$ 3,325	$ 4,717	$ 10,246	$ 11,584	$ 12,781
Add interest expense charged in COGS	-	-	1,146	1,214	1,279	1,345	1,480	1,611
Depreciation & amortization	4,499	5,885	7,082	7,286	6,849	6,584	6,458	6,446
EBITDA	$ 11,020	$ 14,033	$ 13,829	$ 11,825	$ 12,846	$ 18,174	$ 19,522	$ 20,838

[1] All information presented derived from Canyon internal model as provided by management to Morgan Joseph

Ownership

Top 10 Insider / Management / Public Owners

	Shares Beneficially Owned [1]	Percent of Fully-Diluted Shares Outstanding [2]
Cyrus Spurlino, Chairman, Silver State Materials, LLC	498,870	9.4%
Kim A. Lewis	392,000	7.4%
Jeffrey L. Gendell	344,452	6.5%
Bradley E. Larson, Chief Executive Officer	99,862	1.9%
Kenneth D. Nelson, Chief Administrative Officer	81,718	1.5%
Clint Tryon, Chief Financial Officer, Ready Mix Inc.	26,667	0.5%
Charles R. Norton, Director	6,300	0.1%
May C. Earle, Director	4,000	0.1%
Don A. Patterson, Director	2,500	0.0%
David D. Doty, Chief Financial Officer	2,500	0.0%
Top 10 Insider / Management / Public Owners	1,458,869	27.4%

Top Ten Institutional Owners

	Shares Beneficially Owned [1]	Percent of Fully-Diluted Shares Outstanding [2]
Carpe Diem Capital Management LLC	424,415	8.0%
North Atlantic Value LLP	411,900	7.7%
Lord, Abbett & Co. LLC	373,113	7.0%
Wellington Management Company LLP	281,577	5.3%
Hoak Public Equities LP	273,924	5.1%
Praesidium Investment Management Company, LLC	244,997	4.6%
AXA Rosenberg Investment Management LLC	229,377	4.3%
Bay Harbour Management L.C.	169,519	3.2%
Barclays Global Investors UK	128,721	2.4%
Robert W. Baird & Co. Inc.	127,575	2.4%
Top Ten Institutional Owners	2,665,118	50.0%

Ownership Summary


22.7%
50.0%
27.4%
Top Ten Institutional Owners
Top 10 Insider / Management / Public Owners
Other

Source: Bloomberg, Bigdough, CapitalIQ and Company filings

(1) Includes dilutive equivalents calculated using the treasury stock method.

(2) Based upon fully-diluted shares outstanding of 5,331,813; dilutive equivalents calculated using treasury stock method, assuming the offer price of $11.25.

3. Valuation

Valuation Methodology Summary

- We have utilized the following generally accepted valuation methodologies to determine an appropriate valuation range for the Company, which are summarized below.

Valuation Methodology	Summary Description of Valuation Analysis
Valuation Based upon Multiples of Selected Publicly Traded Companies	Examines the financial, operating and valuation statistics of publicly-traded companies with businesses that are deemed relevant.
Valuation Based upon Multiples of Selected Precedent Transactions	Examines the financial, operating and valuation statistics of target companies in precedent transactions with businesses that are deemed relevant.
Discounted Cash Flow Analysis	Determines a valuation range based upon the aggregate present value of the Company's projected free cash flows and terminal value on a risk-adjusted basis.

- Due to the nature of the Company's operations, we did <u>not</u> utilize a leveraged buyout analysis in determining the valuation range for the Company. In order to conduct business in a competitive manner, the Company must have adequate bonding capacity. Factors that influence bonding capacity include, but are not limited to, cash on hand and indebtedness. The leveraged buyout analysis, by definition, would assume leverage that would not be achievable given the Company's bonding requirements.

Summary Valuation

- Our valuation of Canyon was based upon publicly available information, discussions with the Company's senior management, and certain non-public information as prepared by the Company and provided to us by the Company's management including Canyon's internal financial model.

Selected Publicly Traded Companies
- Implied valuation based on 2008E EBITDA multiples of selected publicly-traded companies

Selected Precedent Transactions
- Implied range based on LTM EBITDA multiples of recent merger and acquisition transaction pricing involving selected companies

Discounted Cash Flow
- Value based on projected free cash flows
- 16.5%-21.5% cost of capital
- Terminal EBITDA multiples of 3.5x–5.5x



52-Week Low $8.00
Current Price $10.29
[redacted]
52-Week High $14.58
$6.46
2008 EBITDA
$13.11
$7.59
2007 EBITDA
$15.37
$8.68
2008 EBITDA
$15.33
$10.18
2007 EBITDA
$17.96
$8.42
2008 EBITDA
$13.28
Share Price
$6.00
$8.00
$10.00
$12.00
$14.00
$16.00
$18.00
Premium to Current
(41.7%)
(22.3%)
(2.8%)
16.6%
36.1%
55.5%
74.9%

Note: Equal weight not given to each analysis

Selected Publicly Traded Companies

(in millions, except per share data)

Company Name		Stock Price 7/24/08	% of 52 Week High		Fully-Diluted Market Value[1]	Revenue Growth 2007-2008	EBITDA Growth 2007-2008	Fully Diluted EPS Growth 2007-2008		Total Enterprise Value[2]	Total Enterprise Value / 2008E[3] Revenue	Total Enterprise Value / 2008E[3] EBITDA	Price / 2008E[3] EPS	2008E[4] P/E to 5 yr EPS Growth
Granite Construction Inc.	$	34.26	45.9 %	$	1,311.4	(2.8)%	2.2 %	(7.8)%	$	1,391.5	0.5 x	5.5 x	13.6 x	123.2%
Perini Corp.		26.71	35.4 %		726.4	21.5 %	11.3 %	6.2 %		285.6	0.1 x	1.7 x	7.1 x	56.8%
Sterling Construction Co. Inc.		19.48	72.2 %		261.7	47.5 %	44.1 %	22.4 %		256.7	0.6 x	5.8 x	13.0 x	74.5%
Canyon - Current	$	10.29	70.6%	$	54.9	13.1%	(14.5)%	(19.6)%	$	54.3	0.2 x	4.6 x	16.8 x	N/M
Canyon - at Deal/Offer	$	11.25	77.2%		60.0	N/A	N/A	N/A		61.0	0.3 x	5.2 x	18.4 x	N/M

NOTE: None of the selected companies listed above are directly comparable to Canyon.

Source: Publicly available information.
[1] Based upon the fully-diluted shares outstanding calculated using the treasury stock method.
[2] Adjusted to exclude minority interest.
[3] Estimates from FirstCall, calendarized where appropriate.
[4] Based on GAAP earnings, where applicable, and excludes extraordinary items, where appropriate.

Selected Publicly Traded Companies

Enterprise Value / 2008E Revenue[1]


1.0 x
0.8 x
0.6 x
0.4 x
0.2 x
-
0.5 x
0.1 x
0.6 x
0.2 x
0.3 x
GVA
PCR
STRL
Canyon
Canyon (Transaction)

Enterprise Value / 2008E EBITDA[1]


10 x
8 x
6 x
4 x
2 x
-
5.5 x
1.7 x
5.8 x
4.6 x
5.2 x
GVA
PCR
STRL
Canyon
Canyon (Transaction)

2008E P/E


24 x
20 x
16 x
12 x
8 x
4 x
-
13.6 x
7.1 x
13.0 x
16.8 x
18.4 x
GVA
PCR
STRL
Canyon
Canyon (Transaction)

2008E P/E/5 Year Growth Estimate


150 %
100 %
50 %
-
123.2%
56.8%
74.5%
N/M
N/M
GVA
PCR
STRL
Canyon
Canyon (Transaction)

Source: Publicly available information; median data includes Canyon.
(1) Consensus estimates from FirstCall.

Selected Precedent Transactions

($ in millions)

Announced	Target	Acquirer	Total Enterprise Value (TEV)	TEV / LTM Revenue	TEV / LTM EBITDA
06/05/08	Douglas E Barnhart Inc.	Balfour Beatty Plc	$ 116.0	0.2x	5.1x
05/06/08	BE&K, Inc.	KBR, Inc. (NYSE:KBR)	550.0	0.3x	-
04/02/08	Tutor-Saliba Corporation (A)	Perini Corp. (NYSE:PCR)	885.8	0.5x	-
02/19/08	Primoris Corporation	Rhapsody Acquisition Corporation	218.2	0.4x	6.7x
12/28/07	Schiavone Construction Company	Dragados Inversiones USA	150.0	0.5x	-
10/31/07	Road & Highway Builders, LLC	Sterling Construction Co. Inc. (NasdaqNM:STRL)	57.9	1.0x	3.9x
09/25/07	Flatiron Construction Corp.	Hochtief AG (DB:HOT)	240.0	0.4x	-
05/09/07	Five Road construction, Gravel Crushing and Log Hauling Businesses of Alberta	Petrowest Energy Services Trust (TSX:PRW.UN)	84.9	1.2x	-
12/12/06	Ashland Paving and Construction, Contracting and Asphalt Activities	Undisclosed (six separate transactions)	215.0	0.4x	7.2x
11/13/06	Webcor, Inc.	Obayashi Corp. (TSE:1802)	100.0	0.2x	-
07/24/06	Community Asphalt Corp. / The Tower Group	Obrascón Huarte Lain (OHL)	203.0	0.5x	5.6x

Note
(A) Multiple based on target's 2007 revenues, as per ENR's Top 400 Contractors list.

Discounted Cash Flow Analysis

Projected Cash Flows

($ in millions except per share data)

Fiscal Year Ended December 31,	Projected[1] 2008	2009	2010	2011	2012	CAGR 08-12
Total Revenue	$ 232,793	$ 268,024	$ 306,467	$ 337,400	$ 367,520	12.1%
EBITDA	11,825	12,846	18,174	19,522	20,838	15.2%
EBIT	3,325	4,717	10,246	11,584	12,781	40.0%
Less: Taxes	1,498	2,190	4,180	4,778	5,320	
Unlevered Net Income	**4,823**	**6,907**	**14,425**	**16,362**	**18,100**	39.2%
Plus: Depreciation and Amortization	7,286	6,849	6,584	6,458	6,446	
Less: Capital Expenditures	(5,720)	(5,500)	(6,000)	(6,500)	(7,000)	
Less: Increase in Working Capital	(3,586)	(5,457)	(6,122)	(8,943)	(8,483)	
Unlevered Free Cash Flow	$ 2,802	$ 2,800	$ 8,888	$ 7,377	$ 9,064	34.1%

Discounted Cash Flow Valuation Analysis

Discount Rate	16.5%			19.0%			21.5%		
Terminal EBITDA Multiple	3.5x	4.5x	5.5x	3.5x	4.5x	5.5x	3.5x	4.5x	5.5x
EBITDA	$ 20,838	$ 20,838	$ 20,838	$ 20,838	$ 20,838	$ 20,838	$ 20,838	$ 20,838	$ 20,838
Terminal Value	72,933	93,772	114,610	72,933	93,772	114,610	72,933	93,772	114,610
PV Terminal Value	34,045	43,772	53,499	30,615	39,362	48,109	27,591	35,474	43,358
PV Free Cash Flows	18,338	18,338	18,338	18,338	18,338	18,338	18,338	18,338	18,338
Implied Enterprise Value	**52,383**	**62,110**	**71,838**	**48,953**	**57,700**	**66,447**	**45,930**	**53,813**	**61,696**
Plus: Cash and Equivalents	29,007	29,007	29,007	29,007	29,007	29,007	29,007	29,007	29,007
Less: Debt	(17,433)	(17,433)	(17,433)	(17,433)	(17,433)	(17,433)	(17,433)	(17,433)	(17,433)
Less: Minority Interest	(12,614)	(12,614)	(12,614)	(12,614)	(12,614)	(12,614)	(12,614)	(12,614)	(12,614)
Equity Value	51,343	61,070	70,797	47,913	56,660	65,407	44,889	52,773	60,656
Implied Equity Value per Share	$ 9.63	$ 11.45	$ 13.28	$ 8.99	$ 10.63	$ 12.27	$ 8.42	$ 9.90	$ 11.38

(1) All information presented derived from Canyon internal model as provided by management to Morgan Joseph

A. Overview of Selected Publicly Traded Companies

Overview of Selected Publicly Traded Companies

Granite Construction Inc.

Market Capitalization	$	1,311.4
Enterprise Value		1,391.5
LTM Revenue		2,705.1
LTM EBITDA		294.4

Granite Construction Incorporated operates as a heavy civil contractor and a construction materials producer for public and private sector clients in the United States. The Granite West segment's public sector projects include construction and improvement of streets, roads, highways, and bridges. Its private sector contracts include site preparation for housing and commercial development, including excavation, grading, and street paving, as well as installation of curbs, gutters, sidewalks, and underground utilities. This segment's customers include departments of transportation of other states, county and city public works departments, and school districts, as well as developers and owners of industrial, commercial, and residential sites. The Granite East segment builds infrastructure projects, such as highways, dams, mass transit facilities, bridges, pipelines, canals, waterway locks and dams, and airport infrastructure. It also engages in the demolition, clearing, earthwork and grading, dewatering, drainage improvements, structural concrete, rail signalization, and concrete and asphalt paving activity. This segment's customers include state departments of transportation, local transit authorities, and federal agencies.

Perini Corp.

Market Capitalization	$	726.4
Enterprise Value		285.6
LTM Revenue		4,897.3
LTM EBITDA		157.5

Perini Corporation, together with its subsidiaries, offers general contracting, construction management, and design-build services to private clients and public agencies worldwide. It also provides general contracting; preconstruction planning; and project management services, including planning and scheduling of the manpower, equipment, materials, and subcontractors required for a project. The company operates in three segments: Building, Civil, and Management Services. The Building segment provides services to various markets, including hospitality and gaming, sports and entertainment, educational, transportation, corrections, healthcare, biotech, pharmaceutical, and high-tech. The Civil segment specializes in public works construction, including repair, replacement, and reconstruction of public infrastructure, such as highways, bridges, mass transit systems, and wastewater treatment facilities. The Management Services segment provides construction, design-build, and maintenance services to the U.S. military and government agencies, as well as surety companies and multi-national corporations. In addition, Perini Corporation offers self-performed construction services, including site work, concrete forming, and placement and steel erection.

Sterling Construction Co. Inc.

Market Capitalization	$	261.7
Enterprise Value		256.7
LTM Revenue		322.3
LTM EBITDA		32.7

Sterling Construction Company, Inc., through its subsidiaries, operates as a heavy civil construction company. It specializes in the building, reconstruction, and repair of transportation and water infrastructure. The company's water infrastructure projects comprise water, wastewater, and storm drainage systems. Its transportation infrastructure projects include highways, roads, bridges, and light rail. The company also provides general contracting services, including excavating, concrete and asphalt paving, pipe installation, and concrete placement primarily to public sector clients. It serves public customers, including county and municipal public works departments, regional transit authorities, port authorities, school districts, and municipal utility districts.

Based on publicly available information.